1994 AMENDED AND RESTATED VOTING TRUST AGREEMENT

                    This 1994 Amended and Restated Voting Trust
          Agreement, dated as of March 21, 1994 (this "1994 Restated VTA"), among the several persons who, from time to time, execute this 1994 Restated VTA as beneficiaries (the "Beneficiaries"); Grey Advertising Inc. ("Grey"); and Edward H. Meyer ("Meyer") as Trustee under this 1994 Restated VTA.

                    WHEREAS, a voting trust (the "Trust") was created by the execution of a certain Voting Trust Agreement, dated as of February 24, 1986 (the "Original VTA"), among certain Beneficiaries therein described; Grey; and Meyer and Ronald A. Nicholson ("Nicholson") as Trustees;

                    WHEREAS, the Original VTA was amended and restated by the execution of an amended and restated voting trust agreement, dated as of August 31, 1987 (the "1987 Restated VTA"), among the Beneficiaries executing the 1987 Restated VTA, Grey and Meyer, as Trustee (Nicholson theretofore having resigned as a Trustee);

                    WHEREAS, a voting trust (the "Second Trust") was created by the execution of a certain Voting Trust Agreement, dated as of December 1, 1989 (the "1989 VTA"), among the beneficiaries executing the 1989 VTA, Grey and Meyer, as trustee;

                    WHEREAS, those Beneficiaries executing this
          1994 Restated VTA, Grey and Meyer have determined to amend and restate the 1987 Restated VTA by this 1994
          Restated VTA; and

                    WHEREAS, the Trust has been created pursuant to
          Section 218 of the General Corporation Law of the State of Delaware to ensure the continuity and stability of the management, policies and client relationships of Grey which are essential to the business and prospects of Grey;

                    NOW THEREFORE, in consideration of the
          foregoing and the mutual covenants herein contained, the parties agree as follows:

                                  ARTICLE I

                      APPOINTMENT OF TRUSTEE; ACCEPTANCE
                           AND DECLARATION OF TRUST

                    SECTION 1.1. Appointment. The Beneficiaries hereby appoint Meyer to act as Trustee of the Trust and to hold the Trust Shares for the benefit of the Beneficiaries, subject to the rights and duties of the Trustee hereunder. For the purposes of this 1994
          Restated VTA, (a) the term "Trust Shares" has the meaning ascribed to it in the Original VTA, the 1987 Restated VTA and the 1989 VTA, and includes as well shares of capital stock deposited in trust pursuant to this 1994 Restated
          VTA and (b) the term "Beneficiaries" includes all persons who hereafter execute this 1994 Restated VTA as Beneficiaries.

                    SECTION 1.2.   Acceptance and Declaration of
          Trust. Meyer accepts the appointment made in Section 1.1 and declares that he will hold the Trust Shares in trust, for the benefit of the Beneficiaries, subject to the rights and duties of the Trustees hereunder.

                                  ARTICLE II

                  DELIVERY OF COMMON STOCK OF GREY; ISSUANCE
                    OF VOTING TRUST CERTIFICATES; DELIVERY
                    OF ADDITIONAL SHARES OF CAPITAL STOCK

                    SECTION 2.1.   Delivery of Common Stock of
          Grey. Each Beneficiary severally has transferred or will transfer to the Trustee upon, or promptly following, his respective execution of the Original VTA, the 1987 Restated VTA, the 1989 VTA or this 1994 Restated VTA, certificates representing all shares of Grey's Common Stock, par value $1 per share (the "Common Stock") and all shares of Grey's Limited Duration Class B Common Stock, par value $1 per share ("Class B Common Stock"), which he owns on the date of such execution, duly endorsed in blank or in the name of the Trustee, or accompanied by stock powers duly executed in blank or in the name of the Trustee. By execution of this 1994 Restated VTA, each Beneficiary and Meyer as Trustee irrevocably (i) consents to an amendment to the 1989 VTA to provide that the first sentence of Section 5.02(a) thereof shall be amended in entirety to read as follows:
          "VTC holders may dispose of Trust Shares in which they hold a beneficial interest only (I) by a transfer involving a sale in accordance with Sections 5.02(b) or
          (c) or (II) pursuant to the transfer of the Trust Shares to the Old Trust in accordance with Section 2.1 of the Amended and Restated Voting Trust Agreement, dated March 21, 1994, among the Beneficiaries executing such agreements, Grey and Meyer."; and (ii) upon the effectiveness of the amendment to the 1989 VTA referred to in clause (i) authorizes the Trustee to effect the transfer of his Trust Shares from the Second Trust to the Trust without further action or authorization, except as the Trustee may solely determine. Such shares of Common Stock and Class B Common Stock, and any shares which shall thereafter be added to the Trust Shares pursuant to
          Section 2.4, shall be held and disposed of in accordance with the terms of this 1994 Restated VTA.

                    SECTION 2.2. Registration in Trustee's Names. The Trustee shall cause (i) all certificates for the Trust Shares transferred to him pursuant to this 1994 Restated VTA to be surrendered to the issuer of such certificates for cancellation, (ii) all Trust Shares represented by such cancelled certificates to be transferred to the name of the Trustee upon the stock ledger of such issuer, and (iii) a new certificate or certificates for such Trust Shares to be issued by such issuer, registered in the name of the Trustee, "as voting trustee", pursuant to this 1994 Restated VTA. The newly-issued certificates registered as aforesaid shall bear the following legend:

               "This certificate is issued pursuant to the terms and conditions of a 1994 Amended and Restated Voting Trust Agreement, dated as of March 21, 1994, among the Beneficiaries referred to therein, Grey Advertising Inc., and the Trustee(s) referred to therein, to the terms of which Agreement the holder hereof assents."

          Such legend may be amended to reflect that the Original VTA has been amended, restated by the 1987 Restated VTA and the 1994 Restated VTA and to reflect that the 1989 VTA has been superseded by this 1994 Restated VTA with respect to Beneficiaries executing this 1994 Restated VTA. Such newly-issued certificates registered as aforesaid shall be registered only in the name of the Trustee and shall not be required to be transferred or altered solely because there occurs a change in the number or identity of the Trustee or Trustees. When registered in the name of the Trustee, as aforesaid, such newly-issued certificates shall be held by the Trustee under the Trust. The Trustee shall request that such issuer note on its stock ledger that any certificates registered in the names of the Trustee are subject to this 1994 Restated VTA.

                    SECTION 2.3.   Issuance of Voting Trust
          Certificates. Upon his receipt of certificates representing the Trust Shares, the Trustee shall cause to be issued to or upon the order of each respective Beneficiary a voting trust certificate (the "VTC") evidencing the Trust Shares so deposited by such Beneficiary. The VTC shall be substantially in the form of Exhibit I hereto but may reflect the execution of this 1994 Restated VTA or amendments hereto.

                    2.4. Transfer of Additional Shares to Trustee.

                    (a) The Beneficiaries severally agree that any shares of Common Stock or other shares of capital stock of Grey carrying the right to vote on corporate actions of Grey which they shall hereafter acquire (by any means including, without limitation, purchase, gift, devise, inheritance, distribution from any employee benefit plan or otherwise) shall promptly be transferred to the Trustee and held subject to the Trust, as aforesaid.

                    (b) The Beneficiaries severally agree that if the Trustee shall receive securities of any corporation (including Grey) carrying any right to vote on corporate actions of such corporation as a dividend on, or as a distribution (by way of stock split, reclassification, or otherwise) in respect of, Trust Shares, such dividend or distribution of securities shall be, and the Trustee shall retain and hold the securities representing such dividend or distribution as Trust Shares, subject to the Trust and the terms of this 1994 Restated VTA.

                    (c)  The Trustee (i) shall take, subject to
          Section 2.4(d), the steps set forth in Section 2.2 to cause the Trust Shares transferred to it or retained by it pursuant to this Section to be registered in the Trustee's name, as aforesaid, and (ii) shall issue VTCs as provided in Section 2.3 to the Beneficiaries representing their respective beneficial interests in the Trust Shares transferred to, or retained by, the Trustee pursuant to this Section. For the purposes of this 1994 Restated VTA, VTCs issued to Beneficiaries pursuant to the Original VTA, the 1987 Restated VTA or the 1989 VTA shall be deemed to be VTCs issued pursuant to this 1994 Restated VTA representing beneficial interests in Trust Shares deposited in Trust pursuant to this 1994 Restated VTA.

                    (d)  To expedite the registration of Trust
          Shares in the name of the Trustee, each Beneficiary authorizes any transfer agent of the Trust Shares to register, upon the Trustee's request, such capital stock directly in the name of the Trustee as provided in clause
          (iii) of the first sentence of Section 2.2 and to deliver to the order of the Trustee certificates representing such Trust Shares.

                                 ARTICLE III

                            VOTING OF TRUST SHARES

                    SECTION 3.1.   Voting of Trust Shares.  The
          Trustee shall have legal title to the Trust Shares and shall be entitled to exercise all rights or every kind and nature (other than the right to sell, transfer, encumber, pledge or otherwise dispose of the Trust Shares) incident to such title, including the right to vote in person or by proxy, with respect to all the Trust Shares, regarding any corporate action at any time submitted to holders of Trust Shares or upon which such holders' action is or may be required or deemed advisable. In determining how to cast votes with respect to the Trust Shares the Trustee shall in the exercise of his discretion, in all cases (including any case in which there shall appear to be a conflict between the long- or short-term value of Grey's stock and the interest of Grey in maintaining the continuity and stability of the management, policies and client relationships of Grey) give principal consideration to maintaining the continuity and stability of the management, policies and client relationships of Grey.

                                  ARTICLE IV

                    DISTRIBUTION OF DIVIDENDS; LIQUIDATION

                    SECTION 4.1. Distribution of Dividends. Any dividends or distributions payable in cash or securities not carrying the right to vote on corporate actions which may be declared on, or with respect to, the Trust Shares and received by the Trustee, shall be promptly paid by the Trustee or his agent to the Beneficiaries in proportion to their respective beneficial interests in the Trust Shares on, or with respect to, which such dividends or distributions have been received by the Trustee. The Trustee may in his absolute discretion from time to time, instead of receiving and distributing dividends pursuant to this Section, authorize the payor to pay such dividends declared on the Trust Shares directly to the Beneficiaries, and if the payor of such dividends so agrees, they shall be paid directly to the Beneficiaries in accordance with such authorization. Any dividends or distributions payable in securities carrying the right to vote on corporate actions which may be declared on, or with respect to, the Trust Shares and received by the Trustee shall continue to be held as Trust Shares by the Trustee subject to the terms of this Trust, as set forth in Section 2.4(b).

                    4.2.  Liquidation.  If, upon any partial or
          total liquidation or dissolution of Grey, whether voluntary or involuntary, the Trustees shall receive any assets to which the Beneficiaries are entitled, they or their agent shall distribute such assets (except such securities retained and held pursuant to Section 2.4(b)) to such Beneficiaries in proportion to their respective beneficial interests in the Trust Shares.

                                  ARTICLE V

                     DISPOSITION OF VTCs AND TRUST SHARES

                    SECTION 5.1.   Transfer and Pledge of VTCs.
          Beneficiaries may at any time sell, pledge or otherwise dispose of VTCs. VTCs shall be transferable on the books of the Trustee by the holder of record thereof, in person or by an attorney duly authorized, upon surrender of such VTC properly endorsed for transfer, at the office of the Trustee set forth in Section 8.2. Until so transferred, the Trustee may treat the VTC holder or record, or, in the case of VTCs presented duly endorsed in blank, the bearers thereof, as the owners of such VTCs for all purposes. The holders of VTCs shall be entitled at any time to surrender VTCs for exchange for new VTCs representing an equivalent interest in the Trust Shares, in such denominations as they all request. Each holder in whose name a VTC is issued, and every transferee of a VTC shall, by acceptance of such VTC, become a party hereto with like effect as if a Beneficiary, and shall be included in the meaning of the term "holder of VTCs" and "VTC holder" whenever used herein.

                    SECTION 5.2.   Disposition of Trust Shares.

                    (a) VTC holders may dispose of Trust Shares in which they hold a beneficial interest only as provided in Sections 5.2(b), (c) and (d). Any other disposition of their respective beneficial interest in Trust Shares may be effected only by transferring the VTCs representing such beneficial interest, as provided in Section 5.1.

                    (b)  Subject to the provisions of Section
          5.2(c), each VTC holder may, from time to time, dispose of all or any portion of the Trust Shares in which he holds a beneficial interest by giving the Trustee written notice of his intent to dispose such Trust Shares and surrendering to the Trustee for cancellation VTCs representing the Trust Shares proposed to be disposed. Upon receipt of such notice and such VTCs for cancellation, the Trustee shall take all necessary action to have the Trust Shares that are to be disposed from the Trust and (i) delivered to the VTC holder at the closing schedule to consummate such disposition, or (ii), if requested by the selling VTC holder, sold by the Trustee in ordinary brokerage transactions. The Trustee or his agent shall promptly deliver to the selling VTC holder any net proceeds of the disposition described in clause
          (ii) of the previous sentence and a VTC for any unsold Trust Shares represented by the previously surrendered VTC.

                    (c)  Except for sales, transfers and
          dispositions pursuant to Plans (as defined in Section 8.9 hereof) and notwithstanding any other provision of this 1994 Restated VTA, unless otherwise approved by the Board, no VTC holder may (i) until April 3, 1996, sell, transfer or dispose all or any portion of the Class B Common Stock which forms part of the Trust Shares in which he holds a beneficial interest, no such person may convert any such shares of Class B Common Stock into Common Stock and no such person may withdraw any such shares of Class B Common Stock from the Trust, and (ii) following April 3, 1996 through the term of the Trust as set forth in Section 6.1 of this 1994 Restated VTA, or as such may subsequently be extended, sell, transfer or dispose all or any portion of the Trust Shares in which he holds a beneficial interest, and no such person may withdraw any Trust Shares from the Trust, during any of the following periods:

                    (A) From the announcement by any person other than Grey of a tender or exchange offer for shares of capital stock of Grey until 30 days following the termination of such offer;

                    (B)  From the time when it shall have been
                         publicly disclosed, or Grey shall have
                         learned, that any person or "group" (as
                         defined in Section 13(d)(3) of the
                         Securities and Exchange Act of 1934, as
                         such may subsequently be amended or
                         replaced) shall have acquired, or proposed to acquire (whether or not any such proposed acquisition is conditioned on any future event), more than 20% of any class of Grey's outstanding capital stock until 30 days following the announcement that such person or "group" no longer owns, or has abandoned its intention to acquire more than such percentage of such stock;

                    (C) From the time that any new group shall be formed which beneficially owns or proposes to acquire (whether or not any such proposed acquisition is conditioned on any future event) more than 20% of the beneficial ownership of any class of Grey's capital stock until 30 days following the announcement that such group has been abandoned or no longer owns such percentage of such stock;

                    (D)  From

                    (X)  the commencement of (I) any contest for
          the election or removal, or increase or decrease in the number, of directors of Grey or (II) any contest concerning the proposed approval by Grey's stockholders of any proposal for the merger, consolidation, other business combination or liquidation of Grey or (III) any contest concerning the approval by Grey's stockholders of any other matter deemed by the Trustee to be material to the continuity and stability of the management, policies and client relationships of Grey (regardless of whether such contest involves an annual or special meeting of stockholders of Grey or the solicitation of consents of such stockholders for use other than at such a meeting) until

                    (Y) 30 days following the earlier of (I) the Grey stockholder vote with respect thereto and (II) any other termination or abandonment of the contest; provided, however, that the provisions of sub-section 5.2(c)(B) and sub-section 5.2(c)(C) hereof shall not apply if the "person" or "group" referred to in either of said sub-sections shall be an individual or trust who or which, as of the date of this Agreement (the "March Date"), held of record or beneficially 20% or more of the shares of any class of Grey's outstanding capital stock; and provided, further, that the provisions of sub-section 5.2(c)(B) and sub-section 5.2(c)(C) shall not apply if the "person" or "group" referred to in either of said sub-sections shall not have acquired any additional shares or have been formed following the March Date; and provided further, that Grey's Common Stock and Class B Common Stock shall be considered different classes of capital stock for the purposes of this Section 5.2(c).

                    (d)  Notwithstanding any other provision of
          this 1994 Restated VTA, each VTC holder shall not be restricted, at any time, from accepting an offer from Grey to sell or transfer to Grey all or any portion of the Trust Shares in which he holds a beneficial interest.

                    SECTION 5.3. Compliance with Securities Laws. Each VTC holder agrees that no VTC held by such person, and no Trust Shares represented by such VTC, shall be sold, transferred, assigned, pledged or otherwise transferred or offered for sale unless such VTC and such Trust Shares are registered pursuant to the Securities Act of 1933, or unless an exemption from such registration is then available, and that each VTC may contain an appropriate restrictive legend to such effect. The Trustees may require that the transfer of any VTC on the books of the Trustee be conditioned on an opinion of counsel (or other evidence) reasonably satisfactory to the Trustee, as to the availability of an exemption from the registration provisions of the Act and applicable State Blue Sky laws.


                                  ARTICLE VI

                             TERM AND TERMINATION

                    SECTION 6.1.   Term.  This 1994 Restated VTA
          shall become effective as of the date on which the Beneficiaries, the Trustee and Grey have executed a copy or copies of this 1994 Restated VTA. Thereafter, this 1994 Restated VTA shall in all respects supersede the Original VTA and the 1987 Restated VTA and the Trust (with respect to the Trust Shares of each respective Beneficiary) shall be governed in all respects by the terms of this 1994 Restated VTA. This 1994 Restated VTA and the Trust shall continue in force until ten years from the date of this 1994 Restated VTA or such shorter period as may be required under applicable law, unless further extended as allowed by law. By execution of this 1994 Restated VTA, the Trustee and the Beneficiaries hereby consent to the extension of this Restated VTA and the Trust for the term set forth in the immediately preceding sentence and acknowledge that the foregoing extension is being made in accordance with Section 218(b) of the Delaware General Corporation Law ("Section 218(b)") within two years prior to the time the 1987 Restated VTA and the Trust are scheduled to terminate. Unless and until executed by the Beneficiaries and Meyer as Trustee, this 1994 Restated VTA shall not affect the deposit of the Trust Shares pursuant to the Original VTA, the 1987 Restated VTA or the 1989 VTA or the rights and responsibilities of the parties pursuant thereto.

                    SECTION 6.2.  Termination.  Promptly upon
          termination of the Trust, the Trustee shall deliver to each Beneficiary, certificates for the Trust Shares representing each such Beneficiary's beneficial interest and any other property in the possession of the Trustee to which each such Beneficiary may be entitled.

                                 ARTICLE VII

                                 THE TRUSTEE

                    SECTION 7.1. (a) Meyer shall (subject to his right to resign as Trustee) remain in office as Trustee until the earliest of (i) his death, (ii) his permanent mental disability, (iii) the effectiveness of his appointment of a successor trustee and (iv) the expiration of (x) two years following the termination of his employment as chief executive officer of Grey for Cause (as such term is defined in Meyer's Employment Agreement, as amended from time to time, with Grey) or
          (y) six years following the termination of his employment as chief executive officer of Grey for any other reason (the "Two/Six Year Date"). Meyer may, in his sole discretion, at any time before or after the Two/Six Year Date, designate a person or persons to serve as an additional Trustee or Trustees or to serve as successor Trustee or Trustees upon one or more conditions established by Meyer. Immediately following the Two/Six Year Date the Chief Executive Officer of Grey shall automatically, ex officio, become a Trustee if not already so serving, and he shall remain as a Trustee (subject to his right to resign as a Trustee) so long as he shall continue in office as Grey's Chief Executive Officer.

                    (b)  At any time, a majority of the Trustees
          (or the sole Trustee if there is only one) in office may appoint one or more additional or successor Trustees. In the event of a deadlock, the decision of the Trustee longest in office shall govern.

                    (c) At such time as Meyer shall cease for any reason to be Trustee in accordance with Section 7.1(a)(i) or (ii), if he shall not have appointed a successor Trustee, Mark N. Kaplan, provided he is then an officer or director of Grey, shall succeed Meyer as Trustee. At such time as Mark N. Kaplan shall cease for any reason to be a Trustee or if Mark N. Kaplan for any reason shall not succeed Meyer as Trustee, the Chief Executive Officer of Grey shall succeed Meyer as Trustee, if Meyer shall not have appointed a successor Trustee.

                    (d)  Any Trustee may at any time resign by
          delivering to Grey and any other Trustee then in office his resignation in writing, and such resignation shall take effect immediately upon delivery.

                    (e)  If at any time there shall be (i) no
          Trustee in office and (ii) no other means of designating a successor Trustee herein, then a single successor Trustee shall be chosen by Beneficiaries holding a majority of beneficial interest in the Trust Shares.

                    SECTION 7.2. Trustees as Beneficiaries. Any Trustee may be a party to this Agreement as a Beneficiary and shall be entitled in all respects to the same rights and be subject to the same duties as other Beneficiaries.

                    SECTION 7.3. Indemnification of Trustees. In voting on all matters which may come before any meeting of stockholders of Grey, the Trustee shall exercise his best judgment; however, no Trustee shall incur any responsibility or liability by reason of any error of law or by any matter or thing done or omitted under the Original VTA, the 1987 Restated VTA, the 1989 VTA or this 1994 Restated VTA except for his own willful misconduct for his personal gain. Grey, Meyer as Trustee, and each Beneficiary hereby each severally acknowledge that the Trust is being established for purposes which on the date hereof are regarded by Grey and the Beneficiaries as beneficial to each of them. Grey and each Beneficiary each further acknowledges that the interest of each of them may differ over time and that each Trustee is hereby instructed to carry out the purposes for which the Trust is being established on the date hereof. Grey and each Beneficiary also acknowledge that a Trustee may be an officer and director of, or otherwise be involved with, Grey and that no such relationship with Grey shall disqualify any Trustee from acting as such. Grey shall indemnify and hold harmless each Trustee from and against any all liabilities, costs, claims, suits and proceedings (including attorneys' fees and any other damages, penalties and settlement amounts, whether current or threatened, arising in connection with or otherwise relating to, the performance of his duties under the Original VTA, the 1987 Restated VTA, the 1989 VTA or this 1994 Restated VTA (except for those liabilities, costs, claims, suits or proceedings arising primarily as a result of his willful misconduct for his personal gain); provided, however, that Grey shall be obligated to provide indemnification pursuant to this Section to (i) a Trustee (other than Meyer or any successor Trustee appointed by Meyer), only if the actions taken by the Trustee occurred when the Trustee was an officer or director of Grey and (ii) to Meyer or any successor Trustee appointed by Meyer only if the actions taken by Meyer or such successor Trustee occurred either when Meyer or the successor Trustee was an officer or director of Grey or when Meyer and/or his immediate family and/or his estate owned in the aggregate more than 5% of the capital stock of Grey.

                    SECTION 7.4. No Compensation; Expenses. No Trustee shall be entitled to any compensation for his services as Trustee. Grey shall pay all costs and expenses reasonably incurred by each Trustee in connection with administering the Trust and shall reimburse each Trustee for any out-of-pocket expenses reasonably incurred by him in connection with administering the Trust.

                    SECTION 7.5. Trustee's Agents. The Trustee shall be authorized to engage agents to perform administrative tasks (including, without limitation, effecting payment of dividends on Trust Shares and maintaining a registry of the VTCs) incident to the operation of the Trust. The costs of engaging such agents shall be borne by Grey pursuant to Section 7.4.

                    SECTION 7.6. Decisions Final. The decisions of the Trustee shall be final and binding upon the Trust and the Beneficiaries and not subject to reversal or amendment by any Beneficiary or group of Beneficiaries in the absence of willful misconduct by the Trustee.

                                 ARTICLE VIII

                                MISCELLANEOUS

                    SECTION 8.1.   Inspection of the Agreement.
          Promptly after its execution, but no later than the date on which it shall become effective, the Trustee shall cause copies of this 1994 Restated VTA to be filed at Grey's registered office in the State of Delaware and at Grey's principal office in the State of New York and, such copies, and the copy retained by the Trustee at his address set forth in Section 8.2, shall be open for inspection during business hours by any stockholder of record and any Beneficiary.

                    SECTION 8.2.   Notices.  Any notice or other
          communication herein required or permitted to be given shall be in writing and shall be deemed to have been properly given when personally delivered and acknowledged, or, if sent by registered, certified or courier mail, when received, as follows:

                    (a)  if to Grey, addressed as follows:

                         Grey Advertising Inc.
                         777 Third Avenue
                         New York, New York 10017

                         Attention:  Corporate Secretary

                    (b)  if to the Trustees, addressed as follows:

                         Mr. Edward H. Meyer
                           (or any successor Trustee)
                           as Trustee under the Voting
                           Trust Agreement
                         c/o Grey Advertising Inc.
                         777 Third Avenue
                         New York, New York 10017

                    (c) if to any Beneficiary, to the address of such Beneficiary set forth in the registry of VTC holders maintained by the Trustee,

          or to such other address as Grey, the Trustee or any Beneficiary shall have given notice pursuant hereto.

                    SECTION 8.3.   Binding Effect.  This 1994
          Restated VTA shall inure to the benefit of, and be binding upon, the respective heirs and successors of the parties hereto. No assignment of any right or delegation of any obligation hereunder may be made by any party without the express written consent of the Trustee. Nothing in this Section shall be interpreted to prevent any Trustee from resigning as provided in Section 7.1 and thereby discharging himself from further obligation hereunder.

                    SECTION 8.4. Amendment. This 1994 Restated VTA may be amended only by the written consent of Beneficiaries holding a majority of beneficial interest in the Trust Shares. In addition, to facilitate the deposit of additional Trust Shares or the admission of new Beneficiaries, the form of this 1994 Restated VTA may be modified in a manner agreeable to the Trustee, Grey and the depositor of such Trust Shares or such additional Beneficiary, as the case may be, but no such amendment shall adversely affect the rights of any other Beneficiary.

                    SECTION 8.5.   Entire Agreement.  The 1994
          Restated VTA contains the entire agreement and understanding of the parties hereto with respect to the subject hereof, and no prior or contemporaneous representations, warranties, covenants, conditions, understandings, or agreements (including the Original VTA, the 1987 Restated VTA and the 1989 VTA) other than those expressly set forth herein shall be of any force or effect.

                    SECTION 8.6.   Governing Law.  This New VTA
          shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without reference to its rules regarding conflicts-of-laws.

                    SECTION 8.7.   Counterparts.  This 1994
          Restated VTA may be executed in counterparts, each of which shall be deemed an original. This 1994 Restated VTA shall become effective, severally as to each Beneficiary, upon the respective execution and delivery of a counterpart by the Trustee, Grey and each such Beneficiary.

                    SECTION 8.8.   Headings.  Section and Article
          headings herein are for convenience only and shall not affect the meaning or interpretation hereof.

                    SECTION 8.9.   Right of Repurchase.
          Notwithstanding the application of the provisions of
          Section 5.2(c), the parties hereto recognize that certain Trust Shares may be subject to the rights of Grey and other persons, pursuant to Grey's Employee Stock Ownership Plan and Restricted Stock Plan (collectively, with any agreements thereunder, the "Plans"), to purchase such Shares upon certain events set forth in the Plans. The parties agree that (a) the transfer of Trust Shares to the Trust has not constituted and will not constitute a transfer of the securities giving Grey the right to purchase the Trust Shares under the Plans; (b) upon an event under the Plans which would give Grey the right to purchase the Trust Shares from a Beneficiary, Grey's right to purchase such Shares shall not be limited or affected by the deposit of the Trust Shares in trust hereunder or the holding and retention thereof by the Trustee hereunder; and (c) the Trustee shall legend the appropriate VTC reflecting the rights of Grey and other persons to purchase the Trust Shares underlying such VTC in accordance with the Plans.

                    SECTION 8.10.  Employment with Grey.  Each
          Beneficiary acknowledges and understands that (a) he shall continue to be bound by this 1994 Restated VTA and
          (b) the shares of capital stock deposited by him in trust hereunder shall continue to be subject to the Trust as provided by this 1994 Restated VTA after he ceases to be an employee of Grey or any of it affiliates. Neither the deposit of Trust Shares nor the execution of this 1994 Restated VTA shall in any way be deemed an agreement by Grey to retain any person as an employee for any specific or non-specific period of time.

                    SECTION 8.11. Lost Certificates. Upon notice to the Trustee by the holder of record of any VTC of any loss, theft or destruction thereof, the Trustee may in his discretion cause a new VTC or VTCs to be issued to such holder representing the same number of Trust Shares represented by the lost, stolen or destroyed VTC, upon satisfactory proof of loss, theft or destruction, and, in the Trustee's absolute discretion, upon deposit of a bond or such other security as the Trustee may require.


                    IN WITNESS WHEREOF, the several parties hereto have hereunder set their respective hands as of the date first above written.

          VOTING TRUSTEE                BENEFICIARY

            /s/ Edward H. Meyer           /s/ Edward H. Meyer
          Name: Edward H. Meyer         Name:  Edward H. Meyer

                                        GREY ADVERTISING INC.

                                        By: /s/ Steven G. Felsher
                                        Name:   Steven G. Felsher
                                        Title:  Executive Vice President,
                                                Secretary and Treasurer